Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated March 30, 2026, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, relating to the financial statements of Applied Energetics, Inc. (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2025.

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